EXHIBIT 99.1

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc.	EVC Group, Inc.	EVC Group, Inc.
D. Joseph Gersuk, CFO	Jennifer Beugelmans/Doug Sherk	Steve DiMattia
(800) 772-6446 x1608	(646) 201-5447	(646) 201-5445
jgersuk@AngioDynamics.com	jbeugelmans@evcgroup.com	sdimattia@evcgroup.com
dsherk@evcgroup.com

ANGIODYNAMICS APPOINTS JOHN SOTO TO LEAD GLOBAL SALES

QUEENSBURY, N.Y. June 7, 2007—AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, announced today that it has promoted its vice president of outside U.S. sales, John Soto, to the position of vice president of global sales, effective immediately.

In his new role, Mr. Soto will oversee AngioDynamics’ global sales organization and be responsible for leading the Company's efforts to capitalize on long-term growth opportunities in its interventional and oncology product groups. He will report directly to Robert D. Mitchell, executive vice president and chief operating officer.

Mr. Soto, 42, was executive vice president for worldwide sales at RITA Medical Systems from 2006 to 2007. He had been vice president, international operations, upon joining RITA in 2003. AngioDynamics appointed him vice president, outside U.S. sales in February 2007, after its acquisition of RITA.

“With his wealth of experience and proven track record, John exemplifies the high caliber of talent we gained through the acquisition of RITA Medical Systems,” said Robert Mitchell, AngioDynamics’ chief operating officer. "John's appointment strengthens our ability to penetrate existing and new markets, and his commitment to customer success, combined with his proven leadership abilities, will have a significant impact on our worldwide operations."

Mr. Soto has more than 14 years of healthcare industry experience in various sales, marketing, general management and business development positions. Prior to joining RITA, Mr. Soto was a vice president and general manager of operations for Santa Barbara, CA based Computer Motion. He had previously worked with Surgical Dynamics, a division of TYCO International's Healthcare Business, and United States Surgical, which became a division of TYCO International during his tenure.

Mr. Soto served in the British Royal Navy and is a graduate of the Royal Naval College in Dartmouth, England, with a degree in engineering. He has a diploma in medical marketing from the University of California at Los Angeles. Mr. Soto speaks Spanish, French, Portuguese, and Italian as well as English.

Mr. Soto succeeds Paul J. Shea, who has resigned his position to pursue other career opportunities. Mr. Shea served as AngioDynamics’ vice president of sales since 1997 and from 1991 to 1997 held positions as the Company’s national sales manager, director of U.S. sales and director of worldwide sales.

"I would like to express our appreciation for Paul's contributions that helped to build AngioDynamics’ sales organization during these past formative years,” commented Eamonn P. Hobbs, AngioDynamics’ president and chief executive officer. "We will always consider him a part of the family, and wish him the very best in his future endeavors.''

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products.

Safe Harbor

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 3, 2006, may affect the actual results achieved by the Company.

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